UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under Rule 14a-12

JOHN BEAN TECHNOLOGIES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2013

Dear JBT Corporation Stockholder:

It is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held on Thursday, May 16, 2013 at 9:30 a.m., Central Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, 7th Floor, Chicago, Illinois. At the meeting, we will ask our stockholders to approve our nominees for directors, approve on an advisory basis the compensation of our named executive officers described in our Proxy Statement and ratify the appointment of KPMG LLP as our auditor for 2013. You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 20, 2013.

At our Annual Meeting, I will also report on our performance in 2012 and answer your questions. We look forward to your participation. Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting. The Proxy Statement includes a description of our executive compensation program, which is designed to provide competitive, performance-based compensation that places a significant portion of our named executive officers’ compensation at risk depending on our achievement of pre-approved performance metrics designed to ensure we provide long-term value to our stockholders. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our proxy requests an advisory vote from stockholders on our named executive officer compensation, a proxy we request annually in accordance with the advisory vote of our stockholders and the direction of our Board of Directors.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR OUR PROPOSED RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR AUDITOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Investor Relations Department, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk for the meeting.

Stockholders may help us reduce printing and mailing costs and conserve resources by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

Sincerely,

Charles H. Cannon, Jr.

Chairman of the Board and

Chief Executive Officer

NOTICE OF THE 2013

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 16, 2013 at 9:30 a.m., Central Time

Kirkland & Ellis LLP

300 North LaSalle Street, 7th Floor, Chicago, IL 60654

The 2013 Annual Meeting of Stockholders of John Bean Technologies Corporation will be held at the time and place noted above. At the meeting we will ask our stockholders to:

•	Re-elect three directors, Edward (Ted) L. Doheny II, Alan D. Feldman, and James E. Goodwin, each for a term of three years;

•	Approve on an advisory basis our named executive officer compensation as described in the Proxy Statement for the Annual Meeting;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

•	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors

James L. Marvin

Deputy General Counsel and

Secretary

INFORMATION ABOUT VOTING

Who is soliciting my vote? — The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On April 1, 2013, we began to mail to our stockholders of record as of the close of business on March 20, 2013, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail or electronically delivered by e-mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice or e-mail instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail or e-mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice or e-mail.

What am I voting on? — The agenda for the Annual Meeting is to:

1.	Re-elect three directors: Edward (Ted) L. Doheny II, Alan D. Feldman, and James E. Goodwin;

2.	Approve on an advisory basis our named executive officer compensation as described in this Proxy Statement;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

4.	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

Who can vote? — You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 20, 2013. Each share of Common Stock is entitled to one vote. As of March 20, 2013, we had 28,937,699 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote? — If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. You may vote your shares in one of the following ways:

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You can attend the Annual Meeting and cast your vote there if you are a stockholder of record as of the close of business on the record date or you have a proxy from the record holder designating you as the proxy.

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If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card to us prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

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You can vote by telephone or through the Internet in accordance with the instructions provided in the electronic distribution through e-mail, notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

If you hold your shares in street name (through a bank, broker or other nominee) it is critical that you cast your vote if you want it counted on Proposals 1 and 2 described on pages 3, 4 and 5. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted, your bank or broker was allowed to vote those shares on your behalf for routine matters. Changes in regulations were made to clarify that annual meeting proposals like Proposals 1 and 2 are not routine matters, and therefore your bank or broker may not vote your uninstructed shares on Proposals 1 or 2 on a discretionary basis. As a result, if you hold your shares in street name, and you do not instruct your bank or broker how to vote on Proposals 1 or 2, no votes will be cast on those Proposals on your behalf. If you are a registered stockholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 1:00 a.m. Central Time on May 16, 2013. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes? — Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting? — Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of Common Stock as of March 20, 2013, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What is a broker non-vote? — If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting, but will be counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on ratification of the appointment of our auditor even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals? — A plurality of the votes cast is required for the election of directors. This means that the three director nominees with the most votes will be elected to the Board of Directors. Only votes “FOR” or “WITHHELD” affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors. Approval, on an advisory basis, of our named executive officer compensation and ratification of our appointment of KPMG LLP as our independent public accounting firm for 2013 both require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Could other matters be decided at the Annual Meeting? — As of the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2012 Annual Report on the Internet? — The Notice of Annual Meeting, Proxy Statement and 2012 Annual Report may be viewed and downloaded from the website www.edocumentview.com/JBT.

Can I revoke a proxy after I submit it? — You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Delivering a written notice revoking your proxy to our Secretary at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the Annual Meeting? — The Annual Meeting is open to all holders of JBT Corporation Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting? — Yes, you will need an admission ticket or proof of ownership of JBT Corporation Common Stock to enter the Annual Meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE ANNUAL MEETING.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2013 Annual Meeting will expire at the 2016 Annual Meeting.

The nominees for director this year are Edward (Ted) L. Doheny II, Alan D. Feldman, and James E. Goodwin. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

Vote Required

A plurality of the votes cast is required for the election of directors. This means that the three director nominees with the most votes will be elected to the Board of Directors.

The Board of Directors recommends a vote FOR the re-election of

Edward (Ted) L. Doheny II, Alan D. Feldman, and James E. Goodwin.

Proposal 2: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking a stockholder vote on a non-binding advisory resolution from our stockholders on the compensation of our executive officers whose compensation is included in the Summary Compensation Table of this Proxy Statement (our “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

At our 2012 Annual Meeting, our stockholders approved the compensation of our named executive officers as disclosed in our 2012 proxy statement in a non-binding “say on pay” vote by over 95% percent of the votes cast. The Compensation Committee of our Board of Directors took this approval into account in deciding to generally follow the same policies, practices and framework to set our fiscal 2012 executive pay. We hold an advisory “say on pay” vote every year.

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to attract and retain talented individuals and motivate them to create long-term stockholder value by achieving performance objectives, strategic goals and appropriately manage risk. Our program is designed to:

•	Closely link compensation with company performance targets and achievement of individual objectives
•	Drive our key business strategies
•	Align the interests of our executives with our stockholders
•	Provide competitive compensation opportunities that attract and retain talented people

In the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” we have provided stockholders with a description of our executive compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and information about how our compensation plans are administered. We encourage stockholders to review this section of the Proxy Statement.

Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives linked to financial performance metrics. We have chosen the selected metrics to align the compensation of our named executive officers to our business strategy.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment between our business strategy and compensation philosophy. Over the past several years, under the leadership of our Compensation Committee, we have made modifications to the structure of our executive compensation program such that the proportion of annual incentive compensation that is based upon objective, business performance results has been increased, and the alignment between business performance measures for annual incentive compensation awards and our company’s core strategic objectives has been strengthened. Over time, we have significantly increased the proportion of long-term equity incentive awards given to our executives that are based on achievement of objective performance metrics. In addition, performance metrics have been incorporated into long-term equity incentive awards for those employees who directly report to our named executive officers.

As illustrated by these actions, the Compensation Committee has strived to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Compensation Committee and the Board of Directors believes that the policies and programs described in the Compensation Discussion and Analysis are effective in achieving our objectives and have contributed to our positive financial performance in a challenging economic environment.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative descriptions that accompany those tables in this Proxy Statement, is hereby approved.

Effect of Proposal

Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors and will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on named executive officer compensation and those opinions when making future compensation decisions.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent public accountants since our inception in July 2008. The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the independent auditors for us for the fiscal year ending December 31, 2013. For the years 2011 and 2012, KPMG LLP’s fees were as follows:

	$(000)
	2011	2012
Audit Fees (1)	1,860	1,886
Audit-Related Fees (2)	7	7
Tax Fees (3)	129	81
All Other Fees (4)	0	0

Total	1,996	1,974

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q.
(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.
(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2011 and 2012.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as JBT Corporation’s independent registered public accountant for 2013.

BOARD OF DIRECTORS

Nominees for Director

Class I - Term Expiring in 2013

Edward (Ted) L. Doheny II

Principal Occupation: Executive Vice President of Joy Global, Inc. and President and Chief Operating Officer of Joy Mining Machinery, industrial mining machinery businesses

Age: 50

Director Since: 2012

Mr. Doheny has served as an Executive Vice President of Joy Global, Inc. and President and Chief Operating Officer of Joy Mining Machinery since 2006, where he has global responsibility for the company’s underground mining machinery business. Prior to joining Joy Global, Mr. Doheny spent 21 years with Ingersoll-Rand Corporation, where he held a variety of senior executive positions domestically and internationally, including President of Industrial Technologies from 2003 to 2005, President of Shared Services in 2003, and President of Air Solutions from 2000 to 2003. Mr. Doheny also currently serves on the Board of Trustees for the Children’s Hospital of Pittsburgh Foundation. Mr. Doheny brings 25 years of industrial equipment industry experience to our Board from his roles at Joy Global and Ingersoll Rand. Mr. Doheny’s executive officer positions brings to our Board expertise and experience of an acting president and chief operating officer of a world leading manufacturer of highly mechanized equipment and systems delivered directly to markets all over the world, with a heavy focus on Asia for manufacturing and emerging market growth.

Alan D. Feldman Principal Occupation: Former Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 61 Director Since: 2008

Mr. Feldman served as President and Chief Executive Officer of Midas, Inc. from January 2003 until May 2012 and as its Chairman from May 2006 until May 2012. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman has served on the Board of Directors of Foot Locker, Inc. since May 2005 and on the Board of Directors of the University of Illinois Foundation since September 2012. Mr. Feldman has a significant amount of expertise in the fast-food, quick-serve and snack food industries, a significant market for our Food Solutions and Services division, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units as described above. Additionally, his experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his former role as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience obtained from serving as a chief executive officer and board chairman of an international retail, parts and services business.

Class I - Term Expiring in 2013, cont.

James E. Goodwin

Principal Occupation: Chairman of the Board of Federal Signal Corporation, a manufacturer of emergency audio and visual warning device systems, and Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 68

Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin has served on the Boards of Directors of AAR Corp. since April 2002 and Federal Signal Corporation since October 2005 (where he currently serves as non-executive board chairman). Mr. Goodwin served as a director of First Chicago Bank & Trust from 2002 to December 2011 and on the Advisory Board of Hu-Friedy until October 2011. Mr. Goodwin also serves on the Board of Trustees of Lewis University and is a member of The Council of Retired Chief Executives. Mr. Goodwin’s thirty-four years of operational and management experience in the airline industry, including in the positions described above at United Airlines and its parent, UAL Corporation, allow him to provide unique insight into the aviation industry generally and are especially critical to our AeroTech division. Additionally, Mr. Goodwin’s experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and as chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry, to our Board’s Audit Committee and more generally in assessing and evaluating risks and opportunities facing our company.

Directors Continuing in Office
Class II—Term Expiring in 2014

Charles H. Cannon, Jr. Principal Occupation: Chairman, Chief Executive Officer and President of JBT Corporation Age: 60 Director Since: 2008

Mr. Cannon has served as Chairman of the Board of Directors, Chief Executive Officer and President of JBT Corporation since April 25, 2008. Mr. Cannon served as Senior Vice President of FMC Technologies, Inc. from March 2004 until July 2008, when FMC Technologies, Inc. distributed all of the stock of its wholly-owned subsidiary, JBT Corporation, to its shareholders in a spin-off effective July 31, 2008. Mr. Cannon served as a Vice President of FMC Technologies, Inc. from February 2001 until March 2004. Mr. Cannon served as Vice President and General Manager-FMC FoodTech and Transportation Systems Group beginning in 1998. Mr. Cannon joined FMC Corporation in 1982 as a Senior Business Planner in the Corporate Development Department. He became Division Manager of FMC Corporation’s Citrus Machinery Division in 1989, Division Manager of its Food Processing Systems Division in 1992 and Vice President and General Manager of FMC FoodTech in 1994. Mr. Cannon has served on the Board of Directors of Standex International Corporation since 2004. Mr. Cannon brings a long track record of success in a series of operational and corporate management roles with our predecessors, FMC Technologies and FMC Corporation, and his role as the Company’s Chief Executive Officer and President allows him to provide a unique level of understanding and critical detail of the key issues facing our company. Additionally, Mr. Cannon’s role as a board member of Standex International Corporation, a diversified manufacturing company with operations in industrial production of food, engraving, hydraulics and engineering systems, where he serves as chairman of its compensation committee, adds additional perspective on corporate governance issues.

Class II - Term Expiring in 2014, cont.

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of branded products Age: 58 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000 she served as President of its Hot Breakfast division. Ms. Kawalek served as a director of Martek Biosciences Corp. from 2005 until February 2011 and as a director of Kimball International, Inc. from 1998 until January 2009. Ms. Kawalek brings twenty-five years of food industry experience to our Board from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

Class III - Term Expiring in 2015

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway, an oil and gas exploration company Age: 62 Director Since: 2008

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations and from 1988 to 1990, Ms. Devine served as manager, security planning for Mobil. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine has served on the Boards of Directors of FMC Technologies, Inc. since 2005, The Woodstock Center at Georgetown University since 2008, The Washington Middle School for Girls since May 2010 and Technip since April 2011. She is a member of the Council on Foreign Relations. Ms. Devine served as a director of Det Norske Veritas (DNV) from 2000 to 2010 and Aquatic Energy LLC from 2010 to February 2012. Ms. Devine’s experience in international affairs and her knowledge of the Federal government that result from her fifteen years of government service, including posts in the White House, the American Embassy in Paris, France and the Department of Justice, as well as her current role as a member of the Council on Foreign Relations, are assets to our businesses that market and sell to the U.S. government and navigate international trade issues. Ms. Devine’s service on the Board of Directors of our predecessor, FMC Technologies, Inc., beginning in 2005 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Class III - Term Expiring in 2015, cont.

James M. Ringler

Principal Occupation: Chairman of the Board of Teradata Corporation, a data warehousing and analytic technologies company, and Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 67

Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler has served as Chairman of the Board of Teradata Corporation since September 2007 and he has been a member of the Boards of Directors of The Dow Chemical Company since 2001, Ingredion (formerly known as Corn Products International, Inc.) since 2001, Autoliv, Inc. since 2002, and FMC Technologies, Inc. since 2001. Mr. Ringler brings a broad perspective to our Board from his past experience and his current service on the boards and key committees of a number of large public companies, including those described above. He serves as chairman of Autoliv’s compensation committee, as a member of Teradata’s compensation committee, as a member of Ingredion’s governance committee and serves on the audit committees of Dow Chemical and FMC Technologies, Inc. (where he also serves as a compensation committee member). Additionally, Mr. Ringler’s experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our company. Mr. Ringler’s service on the Board of Directors of our predecessor, FMC Technologies, beginning in 2001 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Board Retirement

On March 4, 2013, we announced the decision by Governor James R. Thompson to retire from the Board of Directors effective May 16, 2013, the date of our Annual Meeting. Governor Thompson served as a board member for the Company, and its two predecessors, FMC Corporation and FMC Technologies, Inc., for a combined 22 years. The Board wishes to thank Governor Thompson for his many years of dedicated service.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Deputy General Counsel and Secretary.

Meetings

JBT Corporation held 15 meetings of its Board of Directors during 2012. No director attended less than 75% of the Board meetings and/or each meeting of the Committees on which he or she served during 2012. The Board of Directors has scheduled a board meeting on the day of the 2013 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. All of our Board members attended the 2012 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print to stockholders upon request submitted to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Deputy General Counsel and Secretary.

The following table provides 2012 meeting and membership information for each of the committees of the Board of Directors:

	Audit	Compensation	Nominating and Governance
2012 Committee Meetings	8	3	2

C. Maury Devine	X		X(1)
Alan D. Feldman	X		X
James E. Goodwin	X(1)		X
Polly B. Kawalek		X(1)	X
James M. Ringler		X	X
Edward (Ted) L. Doheny II		X	X
James R. Thompson		X	X

(1)	Indicates committee chair.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after most Audit Committee meetings (four such sessions were held following Audit Committee meetings in 2012.

The Board of Directors has determined that all of the members of the Audit Committee (James E. Goodwin, C. Maury Devine and Alan D. Feldman) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•

reviewing succession plans (both for permanent succession and temporary succession in the event of an emergency) for the Chief Executive Officer and other primary executive officers annually, reporting to the full Board on succession planning and management development activities and recommending a succession plan if it concludes that an adequate succession plan is not in place;

•	reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of stockholders and provide appropriate retention incentives;

•	reviewing and approving peer groups utilized for executive compensation benchmarking and the process used for pay comparisons;

•

assessing whether incentive compensation program and policies encourage excessive risk-taking, and annually reviewing and evaluating our risk management and mitigation practices in connection with compensation policy;

•

approving the corporate goals and individual objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance against those objectives and approving his compensation based on this evaluation and the elements of compensation paid to other executive officers;

•

administering the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”) and approving and administering any other equity compensation plans which, due to securities or tax considerations, require the approval or administration by independent directors;

•

reviewing all new employee benefit plans, fringe benefits and payroll practices, approve the merger, consolidation, split-up, spin-off or termination of such plans and adopt amendments to such plans (except as delegated to the Employee Benefit Plan Committee);

•	reviewing, as needed with an independent consultant, significant issues relating to executive compensation;

•	reviewing and approving company performance compared to short- and long-term incentive plan terms and total incentive compensation amounts to be paid to executive officers;

•	appointing members of the Employee Benefits Plan Committee, adopting and amending a charter for that committee and periodically reviewing the actions taken by that committee;

•	approving all executive officer contracts and annually reviewing executive officer perquisites and executive severance arrangements;

•	reviewing, approving and administering policies and agreements permitting recovery of executive officer compensation in the event of a restatement of our financial results;

•	reviewing and approving organizational changes and restructuring actions that could potentially have a significant impact on employee benefit plans or compensation programs generally;

•	establishing stock ownership guidelines and monitoring compliance with such guidelines;

•	recommending to the full Board changes to compensation for non-employee directors;

•	directly engaging the work of our independent consultant on executive pay;

•

reviewing management’s Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, recommending to the full Board its inclusion in our proxy statement or annual report and issuing its report on executive compensation for inclusion in our annual report or proxy statement; and

•

reviewing all resolutions required to be included in proxies for meetings of our stockholders by the Dodd-Frank Act or other applicable law with respect to stockholder votes on compensation and, in the case of stockholder votes to approve an acquisition, merger, consolidation or proposed sale of all or substantially all of our assets, “golden parachute” payments.

All of the members of our Compensation Committee (Polly B. Kawalek, Edward L. Doheny, II, James M. Ringler and James R. Thompson) are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized executive compensation consulting firm, as the Committee’s independent compensation consultant for 2012. For 2012, the Compensation Committee’s engagement agreement with Meridian provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. In connection with its engagement of Meridian in 2012, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian was independent and that its engagement did not present any conflicts of interest. Meridian also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers for 2012, the Compensation Committee utilized compensation survey data that was supplied by Meridian, a survey which is commissioned on a bi-annual basis (last commissioned in 2011). For purposes of this survey, a group of peer companies was selected by our management, reviewed by Meridian and approved by the Compensation Committee. The list is reviewed prior to each bi-annual compensation survey by the Compensation Committee to ensure continuing relevancy of the peer group considering the size and financial performance of the proposed companies. With each bi-annual survey, the Compensation Committee’s independent consultant collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group, utilizing regression analysis to develop size-adjusted values for companies with varying revenue size and market capitalization and to provide relevant comparisons. For our Chief Executive Officer and our Chief Financial Officer, the Compensation Committee also reviews data compiled annually by Meridian from proxy statement filings by peer group companies to assess pay practices for comparable executive officers.

Based on the survey market data and the additional data from public filings, the Compensation Committee reviewed the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity incentive award for 2012. The Compensation Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term compensation (equity awards) to approximate the market 50th percentile levels and mix identified in the survey results and in the data obtained from public filings.

The Compensation Committee also periodically reviews director compensation to ensure that the amount of compensation provided to directors is within appropriate parameters. A survey was commissioned by the Compensation Committee in 2011 in connection with its review of 2012 non-employee director compensation. The companies included within the survey were selected by our management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for total compensation awards to our named executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-employee directors. Our Chief Executive Officer participated this year in the compensation decisions for the other named executive officers. He did not have a role in setting his own base pay, annual non-equity incentive compensation or the size of his annual equity incentive award. Our Vice President, Human Resources, working with Meridian, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity incentive award for the Compensation Committee’s review. Our Chief Financial Officer and our Director of Financial Planning also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•	identifying and recommending nominees for the Board of Directors to be submitted for election at the Annual Meeting;

•	making recommendations to the Board of Directors concerning the membership of Board committees and committee chairpersons;

•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;

•

annually reviewing and evaluating all relationships between non-employee directors and our company and making recommendations to the Board of Directors regarding each non-employee director’s independence;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs and advising the Board on emerging governance trends; and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Deputy General Counsel and Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2014 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2014 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-employee directors should be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies. In addition, the corporate governance principles provide that our non-employee directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 26, 2013 meeting. All but one of our directors (including all three of the nominees presently standing for re-election) who served on our Board in 2012 are non-employee directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the seven non-employee directors who served on our Board in 2012 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Nominating and Governance Committee was the continuing service by Ms. Devine and Mr. Ringler as members of the Board of Directors of FMC Technologies, Inc., the company from which JBT Corporation separated in a spin-off transaction in July 2008. FMC Technologies, Inc. and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, obligations to take further actions associated with the separation following the closing of the transaction, intellectual property licensing arrangements, sales distributor agreements and assignments and subleasing of leasehold interests associated with office space. Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee members who served on our Board in 2012 (C. Maury Devine, Edward L. Doheny, II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek, James M. Ringler and James R. Thompson) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James M. Ringler was selected by the Board of Directors to serve as the presiding chairperson, or presiding independent director, for these executive sessions during 2012.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

Our Chief Executive Officer also serves as the Chairman of the Board. Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and policy of having regular executive sessions of non-employee directors. A combined Chief Executive Officer and Chairman role serves as an effective bridge between the Board and our management, and we do not believe that having these roles combined impairs the governance practices of our Board. The Board retains the authority to modify its Board leadership structure to address our company’s circumstances and advance the best interests of the company and its stockholders as and when appropriate. The Board’s annual self-evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Chairman and Chief Executive Officer is the only member of management serving on our Board. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Currently all other members of our Board are independent. Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-employee directors. The lead independent chairman chairs executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our independent directors typically meet in an executive session at the conclusion of each of our regularly scheduled Board of Director meetings and following that meeting our lead independent director provides feedback to our Chairman and Chief Executive Officer to the extent desired by the independent directors. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with other members of our senior management in establishing their agendas and obtaining information from our Company’s operations.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. Prior to our separation into an independent company in July 2008, we engaged the services of an executive search firm to help us identify qualified Board candidates meeting these criteria and specifically seeking director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; added to the diversity of our Board; possessed chief executive officer or senior P&L management skills; and experience on public company boards. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise and State and Federal government service. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of our company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. Our management most recently presented a detailed update on risks and risk management to the Audit Committee at its November 10, 2011 meeting. During Board meetings, the Board also periodically receives reports directly from the Division Vice Presidents for each of our three divisions; these updates provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face. Management also provides the Board with a periodic summary of its corporate compliance programs, including our internal audit program, our code of ethics training and certification program, our ethics hotline and our internal control assessments. Our Audit Committee also receives a quarterly update from our Vice President and General Counsel regarding material litigation and legal loss contingencies involving the Company as well as any reports to our ethics hotline.

In addition, our Compensation Committee periodically reviews assessments prepared by Meridian of potential risks associated with our compensation programs and determines whether our compensation policies and practices adequately and effectively mitigate those risks. The Compensation Committee reports its findings and recommendations, if any, to the Board.

Director Compensation

Our compensation plan for non-employee members of our Board of Directors is included in the Incentive Compensation Plan. The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

Each of our non-employee directors receives an annual retainer, which increased from $50,000 to $60,000 on May 1, 2012. This annual retainer is structured to provide each non-employee director with at least one-half of the value of the retainer in the form of restricted stock units provided a timely election to receive restricted stock units is made by a director, and the option to elect to receive the remainder in cash, payable in quarterly installments. Each director also had the option of electing to receive the entire value of the annual retainer in the form of restricted stock units. Restricted stock units granted as part of the 2012 retainer had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest in May 2013, the month in which the 2013 Annual Meeting occurs. The restricted stock units are payable in Common Stock upon cessation of service on the Board of Directors. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-employee directors of restricted stock or restricted stock units of equivalent value. On the date of our Annual Meeting in 2012, we awarded each of our non-employee directors restricted stock units with a value of $85,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also vest on in May 2013, the month in which the 2013 Annual Meeting occurs.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer to be met within three years of their appointment to the Board, and each of our non-employee directors who are currently subject to this requirement is in compliance with the ownership requirements. Mr. Doheny became a Board member in 2012 and is accordingly not required to meet the ownership requirement until 2015. Our non-employee directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of JBT Corporation, as such term is defined in the Incentive Compensation Plan.

Our non-employee directors will not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. For 2012, the chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as well as the Board of Director’s lead independent director, received an additional annual fee of $10,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) in the Director Compensation Table below for each chair. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2012.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(g)	(h)
C. Maury Devine	38,333	115,005	8,200	161,538
Edward L. Doheny, II	24,171	143,359	0	167,530
Alan D. Feldman	0	145,002	0	145,002
James E. Goodwin	38,333	115,005	0	153,338
Polly B. Kawalek	10,000	145,002	6,000	161,002
James M. Ringler	35,000	115,005	9,500	159,505
James R. Thompson(6)	48,333	85,007	0	133,340

(1)	Charles H. Cannon, Jr., our Chairman, President and Chief Executive Officer, is not included in the table as he was our employee during 2012 and did not receive compensation for his services as a director. The compensation paid to Mr. Cannon is shown in the Summary Compensation Table in this Proxy Statement.
(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chair of each board committee for serving that function.

(3)	Restricted stock unit grants were made on January 3, 2012, valued at $16.01 per share, to Mr. Doheny who joined the Board in January 2012, and on May 1, 2012, valued at $15.78 per share, for all of our directors, the closing prices of our Common Stock on January 3, 2012 and May 1, 2012, respectively, reflecting an aggregate grant date fair value for all of our non-employee directors of $863,385. The amount reflected in the stock awards column above represents the fair value of the award at grant date. The aggregate number of outstanding restricted stock units held by each of our non-employee directors on December 31, 2012 was: Ms. Devine, 29,831; Mr. Doheny, 9,059; Mr. Feldman, 38,363; Mr. Goodwin, 29,831; Ms. Kawalek, 38,363; Mr. Ringler, 31,740; and Governor Thompson, 27,930.
(4)	We did not grant options to any director in 2012.
(5)	Represents charitable contributions made in the name of directors by us during 2012 pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.
(6)	Governor Thompson will retire from the Board effective May 16, 2013.

Our non-employee directors do not participate in our employee benefit plans other than our matching program for charitable contributions.

At its November 15, 2012 meeting, the Compensation Committee of the Board of Directors recommended no changes to the compensation plan for our non-employee directors for 2013, a recommendation that was approved by the full Board at its meeting on November 15, 2012.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2012, the members of the Compensation Committee of the Board were Polly B. Kawalek, James M. Ringler, James R. Thompson and Edward L. Doheny, II, none of whom has ever been an officer or employee of our company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

During 2012, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2012:

•	any director or executive officer of JBT Corporation;

•	any nominee for director;

•

any immediate family member of a director or executive officer of JBT Corporation or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

•	a security holder listed in the “Other Security Ownership” table below; or

•	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship.

Under our Code of Business Conduct and Ethics, any personal activities or interests of one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director, must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2012.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position with the Company without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position with the Company for improper personal gain, or may compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com. A waiver of any provision of our Code of Business Conduct and Ethics for a Director or an executive officer may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF JOHN BEAN TECHNOLOGIES CORPORATION

Management Ownership

The following table shows, as of February 1, 2013, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers, and all directors and executive officers as a group.

	Beneficial Ownership on February 1, 2013
Name	Common Stock of John Bean Technologies Corporation	Percent of Class(1)
Torbjörn Arvidsson (2)	106,891	*
Charles H. Cannon, Jr. (2)(3)	447,326	1.55
C. Maury Devine (4)	28,893	*
Edward L. Doheny, II (4)	1,771	*
Kenneth C. Dunn (2)	65,815	*
Alan D. Feldman (4)	29,174	*
James E. Goodwin (4)	23,543	*
Polly B. Kawalek (4)	35,174	*
John Lee (2)	73,813	*
Ronald D. Mambu (2)	169,658	*
James M. Ringler (4)	26,612	*
James R. Thompson (4)	22,975	*
All directors and executive officers as a group (16 persons)(2)(4)	1,172,653	4.05

(1)	Percentages are calculated on the basis of the number of outstanding shares plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2013. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of JBT Corporation’s outstanding Common Stock.
(2)	Includes: (i) shares owned by the individual; (ii) shares subject to options that are exercisable within 60 days of February 1, 2013; and (iii) restricted stock shares that will vest within 60 days of February 1, 2013. The shares included in item (ii) consist of 21,303 shares held by Mr. Cannon, which are also included in the shares reported for all directors and executive officers as a group.
(3)	Includes 281,500 shares held in a trust for which Mr. Cannon’s wife is a trustee for the benefit of members of Mr. Cannon’s family.
(4)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-employee directors under the Incentive Compensation Plan (see “Information about the Board of Directors-Director Compensation”) that will vest within 60 days of February 1, 2013. On May 1, 2012, the following additional restricted stock units were credited to non-employee directors under the Incentive Compensation Plan: Ms. Devine, 7,288; Mr. Doheny, 7,288; Mr. Feldman, 9,189; Mr. Goodwin, 7,288; Ms. Kawalek, 9,189; Mr. Ringler, 7,288; and Governor Thompson, 5,387, but none of these shares will vest until May 2013, so they are not included in the table above which reports beneficial ownership as of February 1, 2013. Non-employee directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units. None of the non-employee directors hold any options to acquire shares of our Common Stock.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Shapiro Capital Management LLC and Samuel R. Shapiro	2,768,041 (2)	9.57%
3060 Peachtree Road Suite 1555 N.W. Atlanta, GA 30305

Blackrock, Inc.	2,292,100 (3)	7.92%
40 East 52nd Street New York, NY 10022

Keeley Asset Management Corp. and John L. Keeley, Jr.	2,162,601 (4)	7.50%
401 South LaSalle Street Chicago, IL 60605

Vanguard Group Inc.	1,710,712 (5)	5.91%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Percentages are calculated on the basis of the amount of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2012.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 8, 2013, Samuel R. Shapiro and Shapiro Capital Management LLC jointly reported sole voting power over 2,492,030 of such shares, shared voting power over 276,011 of such shares and sole dispositive power over all such shares of Common Stock as of February 28, 2013. These securities are owned by various individual and institutional investors for which Shapiro Capital Management LLC serves as investment adviser. Samuel R. Shapiro reported owning none of such shares for his individual account and expressly disclaimed beneficial ownership of these securities.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013, Blackrock, Inc. reported sole voting and dispositive power over all of such shares as of December 31, 2012.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2013, Keeley Asset Management Corp. and John L. Keeley, Jr. jointly reported Keeley Asset Management Corp.’s sole voting power over 2,013,101 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2012 and John L. Keeley, Jr.’s beneficial ownership of 3,360 shares, with no voting power or dispositive power over such shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, Vanguard Group Inc. reported sole voting power over 39,865 of such shares, no shared voting power, sole dispositive power over 1,672,147 of such shares and shared dispositive power over 38,565 of such shares as of December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The main objectives of our executive compensation program are to:

•	Pay for performance
•	Drive business strategy
•	Align interests of executives and stockholders
•	Foster a long-term focus
•	Attract, retain and motivate executive talent
•	Appropriately manage risk

The table below provides a summary of the compensation elements for our Chief Executive Officer, Charles H. Cannon, Jr., our Chief Financial Officer, Ronald D. Mambu, and our three other most highly compensated executive officers, Torbjörn Arvidsson, John Lee and Kenneth C. Dunn (collectively referred to as our “named executive officers”).

Executive Officer Compensation
Direct Compensation			Indirect Compensation
Short Term		Long Term	Post-Employment	Other Benefits
Base Salary	Annual Cash Management Incentive Plan (“MIP”) Awards	Annual Long-Term Incentive Equity Plan (“LTIP”) Awards	Pension and Supplemental Executive Retirement Plans* 401(k) and Non- Qualified Savings Plan International Savings Plan	Executive Severance Plan Change in Control Agreements Executive Perquisites
Fixed Monthly Cash Compensation	Annual MIP Award Opportunity 80% based on annual business performance metrics (“BPI”) 20% based on annual individual performance objectives (“API”)	Annual LTIP Award Opportunity 25% time-based (3 yr. vesting) 75% performance-based (1 yr. performance period followed by 2 yr. vesting period)
*	Our U.S. Pension and Supplemental Executive Retirement Plans were frozen in 2009 – all accrued earned benefits as of December 31, 2009 remain payable in accordance with the terms of the plans but additional years of employment and compensation changes occurring after that date have no impact on the amount of retirement benefits.

We encourage pay for performance with a short-term incentive program (“MIP”) that provides for cash payments based on achievement of financial, operational and strategic goals. Annual MIP awards are calculated based on a formula that is weighted 80% to business results and 20% to performance against individual objectives.

We encourage alignment of our named executive officers’ interests with those of our stockholders through the award of equity-based long-term incentive plan (“LTIP”) grants, 75% of which are contingent on financial performance metrics.

We target the 50th percentile or median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for outstanding performance. None of our named executive officers have employment agreements.

Our Compensation Committee makes all final compensation decisions regarding our named executive officers. Each of our compensation plans and agreements was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of its responsibilities. In 2012, the Compensation Committee engaged Meridian, an independent compensation consultant, to provide expertise on executive pay trends, technical developments and program design issues. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

Each of our named executive officers is eligible for severance and change in control payments upon termination in certain circumstances pursuant to individual executive severance agreements. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The executive severance agreements do not include excise tax gross-up provisions. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event.

Each of our named executive officers is required to comply with stock ownership guidelines monitored by our Compensation Committee and restrictions on transactions in our securities under our insider trading policy. Our compensation programs give our Compensation Committee the authority to recover outstanding awards or require repayment of gains realized or payment received in the event of a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud.

2012 Compensation Highlights

Our compensation programs are designed to pay for performance, aligning our executive officers’ goals with the interests of our stockholders, while allowing us to attract and retain skilled executives to deliver business results. For 2012, we continued to administer our compensation programs in alignment with our financial and operational strategies. For our named executive officers and their direct reports, a significant portion of their compensation is directly related to business results. This ensures a close correlation of the financial interests of our named executive officers and our employees who report to them, with the interests of our stockholders. Highlighted below are actions we have taken to align executive compensation opportunities with the interests of our stockholders, followed by a summary of the results that drove named executive officers’ compensation for 2012.

•

Maintained strong incentive plan emphasis on business results. For 2012, 80% of the MIP award that could be earned by our executive officers remained based on improvement in our key business performance metrics (revenue growth, earnings per share from continuing operations growth and net contribution growth) despite performance shortfalls and diminished MIP awards in the prior year, and 75% of the LTIP award issued to our executive officers in 2012 was based on our achievement against performance targets tied to EBITDA growth and net contribution growth.

•

Set financial targets to require continued performance improvement. Following a year in which our performance with respect to our revenue, earnings per share and net contribution measures failed to achieve target levels and resulted in annual MIP and LTIP awards well below target levels, we established performance targets for 2012 in excess of the targets established for 2011 despite the lingering effects of a prolonged global recession.

•

Adjusted baseline performance to eliminate the impact of restructuring to measure year-over-year performance improvement. When we established 2012 performance targets, we made upwards adjustments to our 2011 baseline performance results to eliminate the impact of restructuring charges and estimated restructuring savings. These adjustments ensured that we measure year-over-year improvement in performance that is independent of these factors.

•

Adjusted performance targets of executive officers with division management roles. For 2012, performance targets for MIP awards to our named executive officers who manage business divisions were adjusted to an equal mix of corporate results and division performance in order to place equal emphasis on their contributions to the success of overall corporate performance objectives and the objectives established for the divisions they manage.

Reflecting a continued challenging economic environment, our financial results for fiscal year 2012 were mixed as seen in the year over year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for 2012 for a more detailed description of our fiscal year 2012 financial results.

(in millions, except per share data)	Fiscal Year 2012(1)	Fiscal Year 2011(2)	Change %
Revenue	$935.0	$955.8	(2.2)%
EBITDA	$85.0	$88.9	(4.4)%
Net Contribution (3)	$23.2	$15.5/$19.1	49.8/21.5%
Earnings per Share from Continuing Operations	$1.31	$1.18	11.1%

(1)	Actual fiscal year 2012 revenue, earnings per share from continuing operations and net contribution were adjusted to eliminate the impact of our 2012 acquisition of rotary sterilization technology from H.G. Molenaar & Co (Pty) Ltd., as well as foreign currency translation during the year.
(2)	Actual fiscal year 2011 earnings per share from continuing operations and net contribution were adjusted to add back estimated 2012 restructuring savings for MIP awards. Actual fiscal year 2011 EBITDA and net contribution were adjusted to eliminate the impact of estimated 2012 restructuring charges for LTIP awards.
(3)	The actual fiscal year 2011 net contribution amount and percentage improvement over 2012 for MIP awards and LTIP awards is different as a result of differing adjustments made for the two different types of awards.

Our performance-based compensation metrics for 2012 for incentive compensation awards to our named executive officers had targets that required year-over-year growth in revenue, earnings per share from continuing operations (“EPS”), EBITDA and net contribution. Performance-based compensation metrics for MIP awards for our named executive officers that had division management roles also had targets that required year-over-year growth in revenue and improvement in EBIT margins and capital turnover for their divisions. For more information on these measures, certain adjustments made to actual results and the specific performance targets, see “Cash Payment Elements – Annual Cash Incentive Compensation” and “Equity Incentive Compensation Practices” below.

Our 2012 financial performance results impacted the performance-based compensation as follows:

•

Our performance with respect to revenue growth fell below its target award level, but our performance with respect to growth in EPS and net contribution exceeded target award levels, and resulted in MIP awards between the target level and the maximum, with net contribution growth having the largest positive impact on those awards. 2011 baseline performance levels for MIP awards were adjusted upwards to add back restructuring savings estimated for 2012 so that performance targets measured year-over-year performance improvement. The 80% portion of MIP awards based on these performance metrics paid out at 125% of the target award levels, reflecting the plan design of payments ranging from 0% to 250% of target.

•

Our performance with respect to growth in EBITDA fell below the target performance levels, but our performance with respect to net contribution growth significantly exceeded target performance levels, and resulted in LTIP awards between the target level and the maximum, with the improvement in net contribution again having the most significant impact on these awards. 2011 baseline performance levels were also adjusted for LTIP awards to eliminate restructuring charges so that performance targets measured year-over-year performance improvement. The net result was that the 75% portion of LTIP awards originally granted in 2011 that were based on these performance metrics paid out at 128% of the original target award amount, reflecting the plan design of awards ranging from 0% to 200% of target.

For our named executive officers who managed divisions (Toby Arvidsson and John Lee), the 2012 financial performance results of their divisions impacted their performance-based compensation as follows:

•

Our FoodTech Food Solutions and Systems division (“FSSD”) performance with respect to revenue growth and capital turnover exceeded their target award levels, but FSSD performance with respect to EBIT margin growth fell below its target award level. Our FoodTech Food Processing Systems division (“FPSD”) performance with respect to revenue growth and capital turnover fell below their target award levels, but FPSD performance with respect to EBIT margin growth exceeded its target award level. The portion of Mr. Arvidsson’s MIP award that was based on FoodTech division performance was equally weighted for both divisions, and resulted in that portion falling between the target level and the maximum at 117% of the divisions target performance levels, with FSSD capital turnover and FPSD EBIT margin improvement having the largest positive impact. The 80% portion of the MIP award for Mr. Arvidsson, equally weighting performance against the FoodTech division performance metrics and the overall Company performance metrics paid out at 121% of the target award level, reflecting the plan design of payments ranging from 0% to 250% of target.

•

Our AeroTech division’s performance with respect to revenue growth and capital turnover fell below their target award levels, but AeroTech performance with respect to EBIT margin growth significantly exceeded its target award level, and resulted in the portion of Mr. Lee’s MIP award based on AeroTech division performance falling between the target level and the maximum at 118% of the division’s target performance levels, with EBIT as a percentage of revenue growth having the largest positive impact. The 80% portion of the MIP award for Mr. Lee, equally weighting performance against the AeroTech division performance metrics and the overall Company performance metrics for these measures paid out at 122% of the target award level, reflecting the plan design of payments ranging from 0% to 250% of target.

Executive Officers Compensation Principles

General Principles

The core principles underlying our executive compensation philosophy are:

•

Executive compensation is performance-based—a substantial portion of an executive’s compensation is directly linked to achievement of specific business performance and individual results that we believe create stockholder value;

•

Long term equity compensation incentives represent a significant portion of executive compensation—at-risk equity compensation in the form of time-based restricted stock unit grants and performance-based restricted stock unit grants, along with stock ownership guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value;

•	Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team; and

•

Compensation opportunities are competitive—potential compensation for executives is targeted at the 50th percentile level paid at comparable peer companies with whom we compete in order to attract, motivate and retain skilled managerial talent over the long term.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our named executive officers to achieve short- and long-term operating and strategic objectives. To foster a longer term view (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive depends upon our financial performance during the year after the grant and on the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

	% of Total Target Compensation Allocated to Base Salary	% of Total Target Compensation Allocated to “At-Risk” Short-Term and Long-Term Incentives
		Annual Performance Cash Incentive(1)	Long-Term Performance-Based Equity Incentive(1)(2)	Long-Term Time-Based Equity Incentive(2)
Charles H. Cannon, Jr. (CEO)	24%	23%	40%	13%
Average for the Other Named Executive Officers	38%	22%	30%	10%

Average for All Named Executive Officers	32%	23%	34%	11%

(1)	The amounts shown for annual performance cash incentive and long-term performance-based equity incentive are based on target award levels, and those target award levels are also used in the calculation of percentages of total compensation.
(2)	The amounts shown for equity-based incentives are based on grant date fair value. The equity-based incentives consist of restricted stock units that have vesting periods of 3 years. The performance-based portion of these awards is based on a one-year performance period ending on December 31, 2012.

As shown in the table above, on average 56% of the target compensation of our named executive officers for 2012 is linked to short-term and long-term performance based incentives. For our named executive officers, over 34% of their performance based compensation is linked to long-term incentives. The focus on equity-based compensation, in combination with executive stock ownership requirements, reflects the program’s goals of long-term performance risk assumption by our named executive officers – which aligns the interests of our named executive officers and stockholders.

Establishing Competitive Pay Levels

Our Compensation Committee monitors executive pay, peer group practices and our performance to ensure that our total compensation program design is consistent with our stated compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, which is detailed below, our Compensation Committee concluded that the total compensation we paid in 2012 to our named executive officers was appropriate and reasonable.

Our compensation philosophy is to set total target compensation for all our employees, including our named executive officers, at the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total compensation includes base pay, annual cash incentive compensation (MIP), and long-term incentives (LTIP) in the form of time and performance-based restricted stock. We utilize salary surveys to compare each element of compensation and total target compensation for each of our named executive officers against compensation of comparable positions at peer companies. Each named executive officer’s total target compensation generally is designed to closely mirror target benchmark levels. The allocation between the elements of compensation — base pay, annual cash incentive compensation and equity compensation award value — may vary from the market in individual cases, but is established in a way that keeps total target compensation in line with the market.

When it determined 2012 compensation levels for our named executive officers in February 2012, the Compensation Committee utilized compensation survey data supplied to the Committee by its independent consultant, Meridian. The Compensation Committee commissions this survey on a bi-annual basis (last commissioned in 2011). The Compensation Committee commissions this survey in order to provide benchmarking data to compare our executive officer compensation against executive officer compensation paid by a peer group of industrial manufacturing and service companies. This group includes companies that are of similar size and include companies that are engaged in the food or transportation businesses that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors, and which provides a representative sample for comparison of financial and stock performance. The revenues of these companies ranged from $578 million to $2.9 billion, with a median of $1.5 billion. For 2012 executive officer compensation, the peer group consisted of the following 25 industrial companies.

AAR Corp.	Kaman Corporation
Albany International Corporation	Lance, Inc.
Applied Industrial Technologies Inc.	The Middleby Corporation
Briggs & Stratton Corporation	Moog Inc.
Curtiss-Wright Corporation	Sanderson Farms, Inc.
Dresser Rand Group Inc.	Sensient Technologies Corporation
EnPro Industries, Inc.	Standex International Corporation
ESCO Technologies, Inc.	Titan International Inc.
Federal Signal Corporation.	Tennant Company
Flowers Foods, Inc.	Triumph Group, Inc.
Gardner-Denver, Inc.	Valmont Industries, Inc.
IDEX Corporation	Woodward Governor Company
Intermec, Inc.

Although the companies included in the survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity-based compensation, Meridian used Black-Scholes-based option models to value stock options and other economic pricing models for other equity-based compensation. The Compensation Committee reviews the comparator group annually, and on the recommendation of Meridian, no changes were made in 2012.

To supplement its bi-annual survey data, the Compensation Committee also requests that Meridian prepare an annual report benchmarking the compensation of our Chief Executive Officer and Chief Financial Officer against compensation data compiled from peer group proxy statement filings for each element of these executive’s compensation. This data was compiled and presented to the Compensation Committee in a report prepared by Meridian for 2012 compensation decisions in February 2012.

Components of Compensation Program

The following table presents in summary form each of the components of our named executive officer’s compensation and briefly describes the purpose and characteristics of each of these components.

Component	Purpose	Characteristics
Base Salary	Salary for level of responsibility, experience and sustained individual performance.	Fixed cash component targeted at our peer group median (size adjusted); base salary can vary from market due to individual performance, experience, time in position and internal equity considerations.
Annual Cash Management Incentive Plan (“MIP”) Awards	Focus management on achievement of performance metrics and objectives important to the success of their divisions (as applicable) and the overall performance of our company.	A target MIP award is designed to provide peer group median cash compensation (size adjusted) when combined with base salary; significantly exceeding targets allows achievement of upper quartile cash compensation compared with peers.
Long-Term Incentive Equity Plan (“LTIP”) Awards	Retention incentive and performance-based portion rewards achievement of targets for EBITDA growth and net contribution.	A target LTIP award is designed to provide median total compensation compared to our peer group when combined with base salary and target MIP award. 2012 award was delivered through restricted stock units. Ultimate value depends on our performance against pre-established financial goals and our stock price at the end of a three year vesting period.
Perquisites	Provides executive with a limited amount of selected benefits commensurate with those provided to executives at peer group companies.	Benefits which personally benefit an employee, are not related to job performance, and are available to a limited group of employees.
Retirement Benefits	Provide an appropriate level of income upon retirement.

U.S. retirement benefits under a tax-qualified defined contribution plan (401(k) plan) and a non-qualified defined contribution plan.

Additional U.S. retirement benefits through a defined benefit pension plan and a related supplemental executive retirement plan (both frozen as of December 31, 2009).

For non U.S. named executive officers, retirement benefits are provided under a U.K. based defined contribution plan, a Swedish-based occupational pension plan, and a Swedish-based supplemental pension, as applicable.

Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders in light of a potential change in control.	Contingent in nature; payable only if an executive officer’s employment is terminated or adversely impacted as specified under the change in control provisions of various plans.
Other Potential Post- Employment Payments	Potential payments under scenarios of death, disability, retirement, termination without cause.	Contingent in nature; payable only if executive officer’s employment is terminated under the arrangements of various plans.

The primary components of the compensation earned by our executive officers in 2012 are illustrated graphically below:

Cash Pay Elements—Base Pay

We use our survey’s median base pay value for comparable positions to set our base salary midpoint for each named executive officer’s salary grade. Each salary grade range sets a minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The Compensation Committee generally establishes base salaries for named executive officers at the 50th percentile of our compensation peer group equivalents for those positions. The base salary of a particular named executive officer is generally at, above or below the 50th percentile based on experience and proficiency in their role. The Compensation Committee annually receives a report from Meridian with recommendations for the base salary for our Chief Executive Officer and we also request a report for the base salaries of the other named executive officers every other year. Our Chief Executive Officer recommends base salary increases for the Chief Financial Officer and the other named executive officers. Merit increase guidelines are established annually for all of our employees (including named executive officers) based on annual market surveys and merit increases are applied as appropriate to adjust base salaries. For 2012, this guideline was set at an increase of 3.0%. The Compensation Committee judged each named executive officer’s base salary for 2012 to be correctly positioned relative to the 50th percentile for his position based on his experience, proficiency and sustained performance and accordingly approved a 2.5% increase for each of them.

Cash Pay Elements—Annual Cash Incentive Compensation

Our annual cash management incentive compensation plan (MIP) is a variable cash-based incentive plan designed to focus management on performance factors important to our overall performance and to the continued success of our business units. The maximum aggregate amount of annual MIP compensation awards that may be awarded under the Incentive Compensation Plan is based upon our overall performance against metrics selected by the Compensation Committee on an annual basis from the performance metrics included in the Incentive Compensation Plan. The Incentive Compensation Plan was designed to provide compensation awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Payout Opportunity

Target percentage amounts for annual MIP awards are based on survey market data and peer company proxy statements and for 2012, our annual MIP award percentages ranged from 55% to 95% of base salary. The highest percentage (95%) was assigned to our Chief Executive Officer, with our other named executive officers ranging from 55% to 65%. For 2012, our annual MIP opportunity was weighted primarily toward business performance (80%), referred to generally as the “BPI” component, and secondarily to individual performance (20%), referred to as the “API” component. Our Compensation Committee establishes BPI targets for our MIP award program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For MIP awards for all of our executive officers in 2012, we utilized revenue growth, earnings per share from continuing operations (“EPS”) growth and net contribution growth. These measures are equally weighted and our based on overall results. Beginning in 2012, annual MIP award opportunities for our executive officers who had division management responsibilities also utilized division MIP targets for revenue growth and improvements in EBIT margin and capital turnover. For these executive officers, performance against corporate BPI targets and division BPI targets was equally weighted.

Revenue growth measures year-over-year sales growth. EPS measures after-tax earnings generated from continuing operations divided by the total number of our diluted shares of our outstanding Common Stock. As an incentive measure, we believe that this helps us drive our executive officers to improve overall earnings. Net contribution is our economic value added measure calculated by determining the amount by which our net income from continuing operations, after adding back interest expense, exceeds our cost of capital. This shows total net income generated for every dollar of capital we employ after subtracting our cost of capital. As an incentive measure, we believe net contribution encourages our executives to grow the business while efficiently using capital. For our division metrics, EBIT margin growth measures a division’s ability to grow sales profitability and capital turnover measures how effectively invested capital is used to produce revenue.

Since our financial performance metrics are based on year-over-year improvements, we preserve flexibility to adjust certain of these measures to account for the cumulative effect of unusual or non-recurring items, such as changes in accounting principles, changes relating to restructuring our businesses to adapt to market place demands, significant acquisitions and divestitures, and foreign exchange movements. In 2011, the Compensation Committee approved a management recommended policy change to limit the implementation of these types of adjustments to circumstances where the unusual or non-recurring items in the aggregate exceed $2 million. For 2012 MIP awards, the only adjustment to actual 2012 results taken with respect to overall Company performance metrics utilized for awards to incentive plan participants, including our named executive officers, was for our technology acquisition from H.G. Molenaar & Co. (Pty) Ltd., and foreign currency translation during the year. Division results utilized for 2012 MIP awards for Mr. Arvidsson and Mr. Lee were also adjusted for foreign currency translation, mark-to-market accounting, and acquisition and restructuring expenses incurred in 2012.

Determination of BPI Payout

Three of our named executive officers received a corporate-wide BPI rating which was based on the consolidated results of all of our business units. Two of our named executive officers have division management roles, and for 2012 their BPI rating was based 50% percent on consolidated results and 50% on the results of the divisions in which they served management roles.

For 2012 MIP awards, the following table shows the overall company performance measures used for BPI and our performance against each of these performance measures.

Overall Company Performance Measures (in millions, except per share data)	0% Payout of Target BPI	100% Payout of Target BPI	200% Payout of Target	250% Payout of Target BPI	Actual Performance and BPI Payout
EPS Growth (Decline)	(25.0%)	9.0%	18.0%	22.0%	11.0% 1.22
Revenue Growth (Decline)	(20.0%)	3.0%	9.0%	12.0%	(2.2%) 0.78
Net Contribution Growth (Decline)	(30.0%)	20.0%	60.0%	80.0%	49.8% 1.75
Total BPI Rating					1.25

For 2012 incentive compensation, the following table shows the AeroTech and FoodTech division performance measures used for BPI and each division’s performance against each of these performance measures.

AeroTech Division Performance Measures (in millions, except per share data)	0% Payout of Target BPI	100% Payout of Target BPI	200% Payout of Target	250% Payout of Target BPI	Actual Performance and BPI Payout
Revenue Growth (Decline)	(20.0%)	3.0%	9.0%	12.0%	(10.0)% 0.43
EBIT Margin Growth (Decline) (basis points)	(164)bps	40bps	80bps	100bps	93.0bps 2.50
Capital Turnover (Growth)	(35.0%)	5.0%	15.0%	20.0%	(10.25)% 0.62
Total BPI Rating					1.18

Food Solutions and Services Division Performance Measures (in millions, except per share data)	0% Payout of Target BPI	100% Payout of Target BPI	200% Payout of Target	250% Payout of Target BPI	Actual Performance and BPI Payout
Revenue Growth (Decline)	(20.0%)	6.0%	14.0%	18.0%	6.65% 1.08
EBIT Margin Growth (Decline)(basis points)	(155)bps	100bps	150bps	175bps	83.8bps 0.85
Capital Turnover (Growth)	(35.0%)	10.0%	20.0%	25.0%	15.7% 1.57
Total BPI Rating					1.17

Food Processing Systems Division Performance Measures (in millions, except per share data)	0% Payout of Target BPI	100% Payout of Target BPI	200% Payout of Target	250% Payout of Target BPI	Actual Performance and BPI Payout
Revenue Growth (Decline)	(20.0%)	3.0%	9.0%	12.0%	0.06% 0.87
EBIT Margin Growth (Decline)(basis points)	(176)bps	100bps	150bps	175bps	101.3bps 1.61
Capital Turnover (Growth)	(35.0%)	5.0%	15.0%	20.0%	4.7% 0.99
Total BPI Rating					1.16

For each of the corporate measures the Compensation Committee approved performance curves which could produce a multiple ranging from “0.0” (below threshold) to “2.5” (performance far in excess of target) depending upon our company’s performance. Achievement of target performance for any metric would result in a “1.0” payout.

The following chart provides an example of a performance curve for corporate BPI targets:

Our resulting BPI multiple was then multiplied by our individual named executive officer’s MIP award target percentage to determine the BPI portion of the MIP award payout to that executive.

In 2012, despite the lingering effects of a prolonged global recession, continued uncertainty about the strength and speed of a recovery and a preceding year in which MIP awards were well below target award levels due to performance level shortfalls, our overall company BPI target for EPS, revenue and net contribution growth were all set at levels above those set for 2011. In addition, we added back estimated restructuring savings to our 2011 performance in order to establish a baseline for measuring year-over-year performance improvement in 2012. Our 2012 performance on corporate performance metrics was generally positive, with all but one measure exceeding our target performance levels. This performance was rated a 1.25 based on the scale approved by the Compensation Committee at the beginning of the year. 2012 performance on division performance metrics was mixed, but each of our divisions achieved positive performance levels in the aggregate. Food Solutions and Services division performance was rated a 1.17 based on the targets approved by the Compensation Committee at the beginning of the year. Food Processing Systems division performance was rated a 1.16 based on the targets approved by the Compensation Committee at the beginning of the year. AeroTech division performance was rated a 1.18 based on the targets approved by the Compensation Committee at the beginning of the year.

Determination of API Payout

The API rating is based on the achievement by an executive officer of individual annual objectives. A broad range of factors, generally qualitative in nature, but others that are quantitative, may be considered in this API rating assessment, including corporate and operations level cost control, strategic initiatives, operational objectives regarding market development and growth, margin improvement and revenue growth as well as objectives relating to restructuring, integration and safety. These objectives differ from those utilized to determine performance ratings for establishing an executive officer’s base pay described above under “Cash Pay Elements—Base Pay.” For our 2012 MIP program, our Compensation Committee approved an API range from 0.0 to 2.0. For individual API objectives, the level of performance and resulting individual ratings on objectives required to achieve an API rating of 2.0 is quite high and unusual. The average API for our named executive officers was 1.18.

Our Chief Executive Officer provided the Compensation Committee his recommendation with respect to the API ratings for the performance of individual objectives by each of the other named executive officers. For our Chief Executive Officer, the Compensation Committee solicits feedback from the independent directors, evaluates his performance in executive session, and uses that assessment to recommend his API rating to the independent directors. In determining our Chief Executive Officer’s individual performance API rating, the independent directors evaluated his performance on a variety of objectives tied to:

•	engaging in a detailed analysis of strategic alternatives
•	executing the “4G” corporate strategies for growing margins, growing where the world is growing fastest, growing beyond the sale and growing our technology advantage;
•	building the bolt-on acquisition pipeline
•	execution of management and structure changes associated with succession planning
•	implement FoodTech restructuring plan and significantly improve FoodTech margins
•	improving working capital performance;
•	managing and/or resolving specific larger impact issues; and
•	implementing Lakeland facility reconstruction plans

The overall payout for annual MIP awards for each of the named executive officers appears in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table later in this Proxy Statement.

Our named executive officers received API ratings ranging from 1.0 to 1.3 for 2012, with an average rating of 1.18. For purposes of comparison, our named executive officers received API ratings in 2011 that ranged from 1.1 to 1.8 and averaged 1.37. On average, the API portion of the annual MIP award compensation represents less than 5% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below), compared to 6% from 2011.

To illustrate how the annual MIP awards are determined under our compensation programs, making the assumption that an executive officer has a base salary of $300,000, a 55% target bonus, a BPI rating of 1.25 and an API rating of 1.18, the executive officer’s annual MIP compensation payment would be calculated in the following manner:

BPI	$300,000 (base salary) x.80 (BPI weighting) x.55 (target bonus) x 1.25 (corporate BPI achievement)	$165,000
API	$300,000 (base salary) x.20 (API weighting) x.55 (target bonus) x 1.18 (individual API rating)	$38,940

	Total MIP Award Compensation:	$203,940

Equity Incentive Compensation Practices

By providing our named executive officers with significant compensation opportunities in the form of equity awards, we intend to ensure that a significant portion of our named executive officers’ total target compensation remains at risk and continues to be tied to the creation of value for our stockholders. These equity awards provide our named executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term. The equity awards we grant to our named executive officers consist of a combination of time-based and performance-based awards.

Determination of Equity Award Size

To determine the appropriate amount of equity-based compensation (LTIP) awards for our named executive officers, our Compensation Committee reviews survey data which shows what our comparator group of companies granted to their comparable executive officers. We target the median level of the market for all elements of compensation with the possibility of above market equity-based incentive payments for outstanding performance. We use regression analysis to take into account the different sizes of companies. For our Chief Executive Officer and our Chief Financial Officer, we also review specific data regarding equity compensation awards to their peers in the comparator group reported in proxy statement filings. We also consider internal equity among our named executive officers and make adjustments when appropriate. Once we determine a target economic value for each named executive officer we divide by the closing share price on the relevant day to determine the number of shares or units for each award. For 2012 LTIP awards, we utilized the closing stock price on the day the Compensation Committee met to approve the target values for LTIP awards for executive officers.

Types of Equity Awards

Although we have the flexibility to grant equity compensation in a variety of forms, including restricted stock, restricted stock units, stock options, performance units and stock appreciation rights, our LTIP awards are primarily in the form of restricted stock units. All of the LTIP awards we grant to our named executive officers are subject to vesting requirements which generally require a named executive officer to complete three years of service to vest, at which time the executive receives ownership and voting rights of the shares of Company stock underlying the vested restricted stock units. With the approval of the Compensation Committee, we may issue LTIP awards with reduced vesting periods. Vesting periods are utilized both as a retention incentive and as a means to align incentives with long-term value creation for stockholders.

The ultimate realizable amount of three-quarters of the restricted stock unit awards granted to our named executive officers in 2012 depended upon our achievement against specific performance metrics set by the Compensation Committee at the beginning of the year. The percentage of the total performance-based restricted stock unit award realized was determined at the end of a one-year measurement period ending on December 31, 2012. This link put a meaningful portion of each of our named executive officer’s targeted equity award at risk. Our Incentive Compensation Plan also provides for alternative performance measures that we may elect to utilize in future years for performance-based equity compensation awards. None of our executive officers has the ability to adjust the performance measures approved by our Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee. Any such adjustment or waiver may only be made by the Compensation Committee.

Since our financial performance metrics are based on year-over-year improvements, we preserve flexibility to adjust certain of these measures to account for the cumulative effect of unusual or non-recurring items, such as changes in accounting principles, changes relating to restructuring our businesses to adapt to market place demands, significant acquisitions and divestitures, and foreign exchange movements. In 2011, the Compensation Committee approved a management recommended policy change to limit the implementation of these types of adjustments to circumstances where the unusual or non-recurring items in the aggregate exceed $2 million. For 2012 LTIP awards, the only adjustment to actual 2012 results taken with respect to performance metrics utilized for awards to incentive plan participants, including our named executive officers, was for our technology acquisition from H.G. Molenaar & Co. (Pty) Ltd., and foreign currency translation during the year.

Performance-Based Equity Awards

The amount of the performance-based LTIP awards granted in 2012 that was ultimately earned was dependent on our full year performance against EBITDA growth and net contribution growth performance measures for each of our named executive officers. EBITDA growth is one of our primary internal performance measures designed to align long-term incentive opportunities with our internal benchmark for generating operating cash flow. Net contribution is our economic value added measure calculated by determining the amount by which our net income from continuing operations, after adding back interest expense, exceeds our cost of capital. This shows total net income generated for every dollar of capital we employ after subtracting our cost of capital. As a long-term incentive measure, we believe net contribution encourages our executives to grow the business while efficiently using capital. The total number of shares issuable to a named executive officer varied between 0% and 200% of the target award granted depending on where in the specified range for each of the two criteria our company’s full year performance falls. There was a minimum level for each measure below which an awardee receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure was added together and divided by the number of measures to determine the actual percentage payout of the target award amount. The vesting period for performance-based restricted stock unit awards is the same as the vesting period for time-based restricted stock unit awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards vest in January of the third year from the date of grant.

Determination of Performance-Based Equity Award Achievement

For 2012, the following table shows the measures used for our performance-based restricted stock unit grants to our named executive officers and our performance against each of the performance measures.

Performance Measures (in millions)	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant	Actual Performance and Payout
EBITDA Growth (Decline)	(30.0%)	2.0% - 12.0%	20.0%	(4.44)% 0.80
Net Contribution Growth (Decline)	(40.0%)	0.0% - 10.0%	25.0%	21.5% 1.77
Total LTIP Rating				1.28

For each measure the Compensation Committee approved performance curves which could produce results ranging from “0.0” (below threshold) to “2.0” (performance far in excess of plan) depending upon our company’s performance. Achievement of target performance for any metric would equal a “1.0” payout.

The following chart provides an example of a performance curve for performance-based equity incentive awards:

In 2012, despite the lingering effects of a prolonged global recession, continued uncertainty about the strength and speed of a recovery and a preceding year in which incentive compensation awards were below target award levels due to performance level shortfalls, our targets for EBITDA growth and net contribution growth were all set at levels above those set for 2011. In addition, we added back estimated 2012 restructuring charges to our 2011 performance in order to establish a baseline for measuring year-over-year performance improvement in 2012. After adjustments, our 2012 performance was mixed, with certain measures exceeding and certain failing to achieve our target performance levels.

As a result of our financial results for 2012, our named executive officers will receive 128% (the average of the two performance ratings) of the target performance-based portion of the restricted stock unit grants that were originally awarded on February 27, 2012, and these awards will vest on January 2, 2015 based on the scale approved by the Compensation Committee at the beginning of the year.

Impact of Retirement on Outstanding Equity Awards

Under the terms of our Incentive Compensation Plan, as long as an employee remains employed through the age of 62 and has at least ten years of service, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Separation prior to age 62 with ten years of service or on or after age 62 with less than 10 years of service will result in the forfeiture of unvested awards. This permits flexibility in retirement planning, permits us to provide an incentive for the vesting period and does not impose a penalty on the exercise of a retirement benefit provided to all of our employees who receive equity awards as incentive compensation.

Stock Option Grants

Our Incentive Compensation Plan grants management the authority to issue non-qualified stock options to our executive officers and other key employees. Any FMC Technologies, Inc. stock options held by our employees at the time of our 2008 spin-off from that company were converted into stock options exercisable into shares of our Common Stock in a manner that provided holders with stock options with an economic value equal to the value the FMC Technologies, Inc. stock options had at the effective date of the spin-off. Of our named executive officers, only Mr. Cannon continues to hold these options, all of which have vested and have expiration dates that are ten years after their original grant by FMC Technologies, Inc.

Securities Trading Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, our insider trading policy requires our directors, executive officers and other employees to obtain pre-approval prior to any transaction involving arrangements to hold our securities in a margin account or pledging them as collateral. This policy is also designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Claw-Back Policy

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel outstanding performance-based equity compensation awards in the event of misconduct prejudicial to the company or in the event a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud, results in a prior grant’s performance measures no longer being satisfied. This provides the Compensation Committee with the authority to cancel any outstanding awards, whether or not vested or deferred, or to require an executive officer to repay any gain realized or payment received upon the exercise or payment of a prior award.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Among other requirements, in order for compensation to be considered performance-based for purposes of Section 162(m), it generally must be paid pursuant to a plan which is approved by the company’s public stockholders. The Compensation Committee retains the discretion to approve compensation to named executive officers that is not deductible if it is determined to be in the best interest of the Company.

Pension Plans

A longer term element of compensation for our named executive officers has been an Internal Revenue Service qualified defined benefit pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, Inc. in 2008, we maintained the benefits package offered by our former parent company but we subsequently decided to freeze the

U.S. Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S.-based non-union employees, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit pension plan (the “Non-Qualified Pension Plan”) described below.

The U.S. Pension Plan utilizes the same benefit calculation formula for our named executive officers as is used for non-bargaining unit production personnel and administrative and technical staff. The U.S. Pension Plan is designed to provide income replacement in retirement to all of our current employees who meet the minimum service requirement of five years. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service prior to December 31, 2009, and includes base pay and annual non-equity incentive compensation in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), perquisites or matching contributions to our Qualified Savings Plan and our Non-Qualified Savings Plan (each of which are described under “Compensation Discussion and Analysis – Savings Plans” below). The U.S. Pension Plan is operated in compliance with the United States Employment Retirement Income Security Act (“ERISA”).

The Non-Qualified Pension Plan provides the same level of benefits for earnings above compensation limits set by the Internal Revenue Service. The Non-Qualified Pension Plan uses the same pension calculation formula as the tax qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by ERISA.

Our Chief Executive Officer and Chief Financial Officer have significant accrued pension benefits under the pension plans as a result of their long tenure with our predecessor, FMC Technologies, Inc. and its predecessor, FMC Corporation. One of our other named executive officers, as well as all of our other employees who were formerly employed by our predecessor companies, have been credited under our U.S. Pension Plan for their years of service with FMC Technologies, Inc. and FMC Corporation.

Although Mr. Arvidsson also has a long tenure with our predecessors, his primary retirement benefit results from his participation in the Swedish occupational pension system (the “Swedish Pension Plan”) for private sector employees and a supplemental plan provided by the Company. The Swedish Pension Plan is regulated by collective agreement, and includes both defined benefit and defined contribution retirement plan benefits. The defined benefit portion is employer paid and includes a disability and survivors’ pension as well as the traditional retirement benefit. This benefit is based on salary at retirement, with pension payments beginning at age 65. The benefit is determined using an income base amount which is set by Swedish law. For 2012, this income base amount was the equivalent of $8,112. There is a limit of 7.5 times the income base amount on the salary covered by this benefit. The value of this benefit appears in the Pension Benefits Table and the increase in value of the benefit in 2012 is reported in the Summary Compensation Table for Mr. Arvidsson. Mr. Arvidsson’s participation in the Swedish Pension Plan will continue indefinitely, despite the freezing of the U.S. Pension Plan.

For the portion of an employee’s salary up to a multiple of 30 times the income base amount, employers in Sweden offer a defined contribution scheme, which requires employers to pay premiums into funds of the employee’s choice. We also provide these defined contribution benefits to Mr. Arvidsson. The premiums we paid and Mr. Arvidsson’s ending balance and earnings for 2012 for these benefits are shown in the Non-Qualified Deferred Compensation Table. The premiums we paid in 2012 (as well as prior years) appear in the Summary Compensation Table in the “All Other Compensation” column to the table. As previously noted, we provide a supplemental defined benefit pension (the “Supplemental Swedish Pension”) on the portion of Mr. Arvidsson’s salary that exceeds the 30 times multiple of the income base amount. The value of this benefit appears in the Pension Benefits Table and the increase in value of the benefit is reported in the Summary Compensation Table for Mr. Arvidsson.

Savings Plans

All of our United States based employees, including our named executive officers who are based in the United States, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified

Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. We match 100% of the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. As part of our review of the benefits package that resulted in the U.S. Pension Plan freeze, we enhanced the Qualified Savings Plan effective January 1, 2010. In order to maintain a competitive benefit package that will attract and retain employees, we added an additional company non-elective contribution to the Qualified Savings Plan equal to 3% of employees’ base and incentive pay. These non-elective contributions vest immediately upon award.

Our named executive officers are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. We match 100% of the first 8% of the employee’s contributions to the Non-Qualified Savings Plan. In addition, any employee participating in the Non-Qualified Savings Plan will receive an 8% company contribution for all eligible compensation in excess of the Internal Revenue Service income contribution limit (increased from 5% effective January 1, 2010 to reflect the impact of the freezing of the Non-Qualified Pension Plan). Employees who are otherwise eligible to participate in the Non-Qualified Savings Plan but do not elect to defer any of their base pay or non-equity compensation will receive a non-elective contribution of 3% for compensation in excess of the Internal Revenue Code Section 401(a)(17) limit. Participants are vested on a five-year graded vesting schedule for employer contributions. Accrued benefits under the Non-Qualified Savings Plan may be distributed as either a lump sum payment or in annual, quarterly or monthly payments over a five-year period. Distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Certain of our employees who are not subject to United States taxes were eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participants can contribute up to 75% of base pay and eligible incentives. We match 100% of the first 5% of each employee’s contributions. Both contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. All vested funds must be distributed upon an employee’s termination or retirement. Mr. Arvidsson is the only named executive officer who is a participant in the International Savings Plan. We made no contributions to the International Savings Plan in 2012 for the benefit of Mr. Arvidsson.

Change-in-Control Agreements

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The executive severance agreements do not include excise tax gross-up provisions. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. See “Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed annually by our Compensation Committee with the assistance of the Committee’s independent consultant.

All of the change-in-control agreements with our named executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed. Notwithstanding the foregoing, unvested restricted stock unit grants will vest immediately upon the occurrence of a change-in-control pursuant to the terms of the Incentive Compensation Plan, and those grants are accordingly not subject to the “double trigger” requirement of the change-in-control agreements.

General Executive Severance Benefits

Under our executive severance plan, named executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target MIP incentive compensation), their pro-rated target MIP incentive compensation through the date of termination provided the performance goals underlying the MIP incentive compensation award have been met, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. In its approval of the executive severance plan, our Board of Directors granted company management with the authority to exercise its discretion with respect to the treatment of unvested options and restricted stock grants of terminated executive officers. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we currently provide to our executives include financial counseling, tax preparation, automobile expense reimbursement, parking fees and other minor expenses associated with their business responsibilities. Certain of our named executive officers receive only a limited number of these benefits. Our executives’ use of company paid automobiles is primarily intended to facilitate business-related travel and entertainment and executives are required to report personal use of company paid automobiles.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain direct ownership of shares (including restricted stock unit awards, whether or not currently vested, but not counting any shares underlying outstanding stock options) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. Our named executive officers who formerly served as executive officers of FMC Technologies, Inc. were allowed three years to reach their ownership multiple, pro-rated 33 1/3% each year. Named executive officers who began their employment with the Company, or who have been internally promoted to an executive officer position, have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that the executive may hold until reaching the applicable stock ownership guideline multiple (the pro-rated multiple until the end of the specified build up period).

The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

Executive Officer	Multiple of Salary Grade Mid Point	Number of Shares Required to be Held as of 12/31/2012	Shares Held as of 12/31/2012
Charles H. Cannon, Jr.	5.0	216,964	344,849
Ronald D. Mambu	3.0	61,792	229,494
Torbjörn Arvidsson	2.0	37,922	150,200
John Lee	2.0	36,389	124,184
Kenneth C. Dunn	2.0	32,234	108,511

Risk in Compensation Programs

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the performance metrics that determine payouts for certain business unit managers are based on the achievement of business segment metrics, the metrics that determine equity incentive award payouts for our named executive officers are company-wide metrics. The metrics for annual cash incentive award payouts for our named executive officer are also primarily company-wide metrics, the only exception being named executive officers who have division management roles, whose annual cash incentive payouts are based on metrics that are equally weighted for company-wide and division performance. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of our company and our stockholders as a whole. Starting in 2012, the incentive compensation performance measures for our division vice presidents were partially based on division performance metrics. However, company-wide metrics still comprised 50% of the business performance component of their incentive compensation target. Two of our named executive officers are division vice presidents.

The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also employ “claw-back” provisions in our equity incentive compensation program to ensure that in the case of a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated to reflect our restated financial performance for that period. Finally, we set our compensation at levels that we believe, based on market assessments, strikes the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve.

At its February 25, 2013 meeting, the Compensation Committee requested its independent compensation consultant, Meridian, to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. In the review of its report to the Committee, Meridian did not identify any components of our compensation program that they viewed as encouraging excessive risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2013 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Polly B. Kawalek, Chairwoman

Edward L. Doheny, II

James M. Ringler

James R. Thompson

COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ending December 31, 2012, December 31, 2011 and December 31, 2010. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

Name and Principal Position in 2012	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Charles H. Cannon, Jr.	2012	740,104	0	1,600,001	0	885,905	505,338	113,493	3,844,841
Chairman of the Board, President and Chief Executive Officer	2011	720,833	0	1,499,999	0	364,309	411,796	156,442	3,153,379
	2010	691,667	0	1,220,856	0	932,943	378,545	122,012	3,346,023

Ronald D. Mambu	2012	371,844	0	485,007	0	304,540	105,443	60,468	1,327,302
Vice President, Controller and Chief Financial Officer	2011	361,630	0	449,995	0	129,753	278,106	73,686	1,293,170
	2010	348,140	0	371,363	0	312,669	265,338	61,407	1,358,947

Torbjörn Arvidsson(4)(5)	2012	409,925	0	299,983	0	262,975	0(6)	95,261	1,068,144
Vice President and Division Manager FSSD	2011	411,561	0	319,995	0	111,378	210,170	85,430	1,138,534
	2010	356,200	0	270,282	0	290,763	206,152	77,343	1,200,740

John Lee	2012	354,686	0	429,999	0	232,532	11,466	71,200	1,099,883
Vice President and Division Manager AeroTech Division	2011	345,258	65,000	360,011	0	120,012	15,116	77,661	983,058
	2010	334,407	0	323,707	0	273,010	11,292	61,910	1,004,326

Kenneth C. Dunn	2012	329,547	0	335,006	0	224,751	9,475	53,727	952,506
Vice President General Counsel and Asst. Secretary	2011	320,578	0	334,999	0	92,038	12,106	65,580	825,301
	2010	311,318	0	270,282	0	249,179	9,452	71,802	912,033

(1)	The amounts in column (e) include awards of time-based restricted stock units and performance-based restricted stock units under our Incentive Compensation Plan. These dollar amounts represent the grant date fair value. The value of performance-based awards is based on the probable outcome of the performance conditions as of the grant date. The probable outcome for 2010, 2011 and 2012 grants of performance-based awards was estimated at 100%. The actual achievement was 108% for the 2010 awards, 66% for the 2011 awards and 128% for the 2012 awards.

The fair value of restricted stock unit awards listed above at grant date assuming the maximum level of performance goals was achieved is as follows:

Name	Year	Fair Value Assuming Maximum Performance ($)
Charles H. Cannon, Jr.	2012	2,800,006
	2011	2,625,003
	2010	1,859,013

Ronald D. Mambu	2012	848,762
	2011	787,491
	2010	565,475

Torbjörn Arviddson	2012	524,975
	2011	559,996
	2010	411,564

John Lee	2012	752,494
	2011	630,019
	2010	492,908

Kenneth C. Dunn	2012	586,256
	2011	586,248
	2010	411,564

(2)	The amounts in column (h) reflect the actuarial increase in the present value of our named executive officers’ benefits at the first retirement date with unreduced benefits for the U.S. Pension Plan and the Non-Qualified Pension Plan (age 62.1667 for Mr. Dunn and age 62 for each other named executive officer). For Mr. Arvidsson, this amount also represents the actuarial increase in the present value of his benefits under the Swedish Pension Plan and the Supplemental Swedish Pension. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(3)	The amounts in column (i) for the fiscal year ended December 31, 2012 include for each of our named executive officer the following perquisites:

Perquisites ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Financial Planning & Personal Tax Assistance*	19,800	15,000	3,326	16,400	20,000
Personal Use of Automobiles**	-	-	10,136	13,200	-
Parking	5,340	5,340	-	-	-

Total Perquisites	25,140	20,340	13,462	29,600	20,000

*	Our cost for financial planning and personal tax assistance are specifically allocated to the individual named executive officers receiving the services to which such fees relate. All amounts paid to obtain financial planning and personal tax assistance for our named executive officers represent taxable income to the executive.

**	Our cost for personal use of automobiles used by our named executive officers who were provided this benefit is calculated as follows: for Mr. Arvidsson we utilize the Swedish government’s calculation of the value of a company supplied car to his personal use; and for Mr. Lee we utilize a monthly allowance of $1,100 that we provide to him to reimburse him for business use of his personal automobile. All amounts paid to reimburse our named executive officers for automobile expense represent taxable income to the executive.

Other Compensation ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Matching Contributions*	88,353	40,128	81,799	41,600	33,727

*	For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis – Savings Plans” above. For Mr. Arvidsson, matching contributions represent premiums paid for defined contribution retirement benefits in Sweden. For a description of these plans, see “Compensation Discussion and Analysis – Pension Plans” above.

(4)	The amounts reported as salary, non-equity incentive compensation and all other compensation that are reported for Mr. Arvidsson were paid in Swedish Krona. These amounts were converted into U.S. dollars in the Summary Compensation Table. These amounts were translated into U.S. dollars at the average exchange rate for each month. Mr. Arvidsson received a base salary increase effective May 1, 2012, resulting in a different average for the periods before and after May 1, 2012.

(5)	The Company has determined that the Supplemental Swedish Pension should be characterized as a defined benefit plan, and has revised the amounts in columns (h) and (i) from those previously reported for Mr. Arvidsson to take into account the compensation disclosure requirements applicable to defined benefit plans.

(6)	The value of Mr. Arvidsson’s U.S. Pension Plan increased by $5,217, the value of his Swedish Pension Plan did not change, and the value of his Supplemental Swedish Pension decreased by $40,508 (in U.S. dollar equivalents), resulting in a net negative change in the value of his Pension and Non-Qualified Deferred Compensation Earnings. In accordance with the compensation disclosure requirements, this aggregate decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

None of our named executive officers is a party to written or oral employment contracts with us. Accordingly, they remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual cash incentive bonus, equity compensation awards, matching contributions to retirement savings plans, pension benefits and perquisites, and severance and change in control benefits, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2012 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Charles H. Cannon, Jr.	2/27/2012	0	703,099	1,687,438				22,637	0	0	399,996
	2/27/2012				0	67,912	135,824				1,200,005
Ronald D. Mambu	2/27/2012	0	241,698	580,076				6,862	0	0	121,252
	2/27/2012				0	20,586	41,172				363,755
Torbjörn Arvidsson	2/27/2012	0	225,459	541,101				4,244	0	0	74,991
	2/27/2012				0	12,733	25,466				224,992
John Lee	2/27/2012	0	195,077	468,185				6,084	0	0	107,504
	2/27/2012				0	18,251	36,502				322,495
Kenneth C. Dunn	2/27/2012	0	181,251	435,002				4,740	0	0	83,756
	2/27/2012				0	14,219	28,438				251,250

(1)	The amounts shown in column (i) reflect the number of shares of restricted stock units subject to time-based vesting requirements granted to each of our named executive officers in 2012 pursuant to our Incentive Compensation Plan.
(2)	The amounts in column (l) reflect the full grant date fair value of awards of restricted stock units to our named executive officers pursuant to our Incentive Compensation Plan in 2012. Assumptions used in the calculation of these amounts are described in note (7) to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2013.
(3)	The second award amount in column (l) represents the full grant date fair value of restricted stock units subject to performance-based conditions assuming achievement of target performance.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Charles H. Cannon, Jr.	21,303 (1)	0	0	$2.96	2/19/2014	246,914	4,387,662	0	0
Ronald D. Mambu	0	0	0	-	-	74,738	1,328,094	0	0
Torbjörn Arvidsson	0	0	0	-	-	50,463	896,728	0	0
John Lee	0	0	0	-	-	64,345	1,143,411	0	0
Kenneth C. Dunn	0	0	0	-	-	53,465	950,073	0	0

(1)	Options originally issued to Mr. Cannon by FMC Technologies, Inc., which were converted into options to acquire shares of our Common Stock at the time of the spin-off.
(2)	The market value of shares of our restricted stock units that had not vested as of December 31, 2012 is calculated using $17.77, the closing price of our Common Stock on December 31, 2012, the last trading day of 2012.
(3)	The amount of restricted stock unit awards outstanding at fiscal year-end (grouped by the vesting dates of these awards) are:

	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Restricted Stock Units Vesting on January 2, 2013	76,945	23,405	17,035	20,402	17,035
Restricted Stock Units Vesting on January 2, 2014	60,405	18,121	12,886	14,498	13,490
Restricted Stock Units Vesting on January 2, 2015	109,564	33,212	20,542	29,445	22,940
Total	246,914	74,738	50,463	64,345	53,465

The outstanding restricted stock unit awards presented above include time-based and performance-based awards. The number of performance-based units as of fiscal year end is based on actual achievement. The performance cycle for units granted in 2010 ended on December 31, 2010 with achievement of 108%. The performance cycle for units granted in 2011 ended on December 31, 2011 with achievement of 66%. The performance cycle for units granted in 2012 ended on December 31, 2012 with achievement of 128%.

Options Exercises and Stock Vested Table

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles H. Cannon, Jr.	0	0	78,632	1,258,898
Ronald D. Mambu	0	0	25,555	409,136
Torbjörn Arvidsson	0	0	22,410	358,784
John Lee	0	0	24,534	392,789
Kenneth C. Dunn	0	0	23,589	377,660

Securities Authorized for Issuance Under Equity Compensation Plans Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:(1)
Options	23,651	$2.96	-
Restricted Stock Units	1,229,972	N/A	-
Subtotal	1,253,623	$2.96	980,460
Equity compensation plans not approved by security holders:	-	-	-
Total	1,253,623	$2.96	980,460

(1)	The Incentive Compensation Plan provides for awards of common stock, stock options, stock appreciation rights, restricted stock and restricted stock units (collectively, “awards”) to our officers, employees, directors and consultants. The Incentive Compensation Plan provides for a maximum of 3,700,000 common shares to be issued as awards, subject to adjustment as provided under the terms of the plan.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers (other than Messrs. Lee and Dunn) under the pension plans include years of service with our predecessor. The U.S. Pension Plan, the Swedish Pension Program, and Supplemental Swedish Pension values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan value is the present value at December 31, 2012 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan. For an explanation of the impact on these plans, see “Compensation Discussion and Analysis – Pension Plans” above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Charles H. Cannon, Jr.	U.S. Pension Plan	27.75	1,067,119	0
	Non-Qualified Pension Plan	27.75	4,362,020	0
Ronald D. Mambu	U.S. Pension Plan	35.75	1,462,424	0
	Non-Qualified Pension Plan	35.75	2,016,786	0
Torbjörn Arvidsson	U.S. Pension Plan	1.58(2)	65,003	0
	Swedish Pension Plan	27.30	7,875	0
	Supplemental Swedish Pension	27.30	2,013,707	0
	Non-Qualified Pension Plan	-	0	0
John Lee	U.S. Pension Plan	1.42	65,776	0
	Non-Qualified Pension Plan	1.42	46,812	0
Kenneth C. Dunn	U.S. Pension Plan	1.25	54,999	0
	Non-Qualified Pension Plan	1.25	40,990	0

(1)

Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2012, of each named executive officer’s benefits under the U.S. Pension Plan, the Non-Qualified Pension Plan and, in the

case of Mr. Arvidsson, the Swedish Pension Plan and Supplemental Swedish Pension, respectively. Amounts reported are calculated using the assumptions applied in note (7) to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed on March 7, 2013 with the Securities and Exchange Commission.
(2)	Mr. Arvidsson’s number of years of credit service for the U.S. Pension Plan represents the period of time he worked in the United States.

Pension Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings through the pension freeze date of December 31, 2009 are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The U.S. Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the named executive officers except for Messrs. Lee and Dunn are currently eligible for benefits under our U.S. Pension Plan. Eligibility under the U.S. Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies, Inc. in July 2008, our employees who were formerly employed by FMC Technologies, Inc. received the benefit for years of credited service under FMC Technologies Inc.’s defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies, Inc’s predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies, Inc. was established as a separate company by FMC Corporation. Messrs. Cannon, Mambu and Arvidsson were former employees of both predecessor companies.

Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in FMC Corporation’s pension plan before January 1, 1984. All Participants in our U.S. Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service. Two of our named executive officers (Messrs. Cannon and Mambu) were participants in FMC Corporation’s defined benefit pension plan before January 1, 1984. Messrs. Cannon, Mambu and Arvidsson are older than 55 and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The U.S. Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the U.S. Pension Plan or its predecessor plans through December 31, 2009, the date upon which the U.S. Pension Plan was frozen. Equity compensation, such as restricted stock, restricted stock units and stock option awards, and deferrals to the Non-Qualified Savings Plan, are not included. Mr. Arvidsson’s U.S. Pension Plan benefit was generated on the basis of his earnings in 1999 and 2000, the only plan years during which he was employed in the United States and he had eligibility under a predecessor plan to our U.S. Pension Plan.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years. The Non-Qualified Pension Plan was also frozen as to future benefit accruals effective December 31, 2009.

Non-Qualified Deferred Compensation Table

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Arvidsson), may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Mr. Arvidsson is eligible to participate in the International Savings Plan and may defer up to 75% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan and our International Savings Plan are publicly available mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

The contributions made by our named executive officers to the Non-Qualified Savings Plan and the International Savings Plan in 2012, together with matching contributions or other allocations to the Non-Qualified Savings Plan and the premiums paid for Swedish defined contribution benefits, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)
Charles H. Cannon, Jr.	11,044	68,353	177,440	0	1,971,986
Ronald D. Mambu	5,016	20,128	76,929	0	845,952
Torbjörn Arvidsson	0	81,799 (3)	41,328	0	1,139,847
	0	0	12	0	23,405
John Lee	3,547	23,176	7,501	0	94,496
Kenneth C. Dunn	39,487	13,727	56,700	0	612,800

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.
(2)	All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan.
(3)	Represents premiums paid for a defined contribution benefit plan in Sweden. For a description of this plan, see “Compensation Discussion and Analysis – Pension Plans” above.
(4)	Aggregate earnings represent an increase (decrease) in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2012.
(5)	The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our proxy statement for fiscal years ended prior to the year ended December 31, 2012 was $240,642 for Mr. Cannon; $78,045 for Mr. Mambu; $131,927 for Mr. Arvidsson; $58,368 for Mr. Lee; and $319,590 for Mr. Dunn.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards will vest immediately. This same death or disability benefit will exist for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding equity awards will be retained and will vest in accordance with their pre-retirement normal vesting schedule. The following table shows the value to each of our named executive officers should any of these events have occurred on December 31, 2012 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of

Death, Disability or Retirement on December 31, 2012

	Long-Term Incentive Compensation
Name	Performance-Based Restricted Stock Units (1) ($)	Time-Based Restricted Stock Units ($)	Total (2) ($)
Charles H. Cannon, Jr.	2,998,794	1,388,868	4,387,662
Ronald D. Mambu	907,549	420,545	1,328,094
Torbjörn Arvidsson	605,797	290,931	896,728
John Lee	782,751	360,660	1,143,411
Kenneth C. Dunn	646,721	303,352	950,073

(1)	Reflects value of performance-based restricted stock units at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table.”
(2)	Represents the value of unvested equity awards that may be retained until their normal vesting date in the case of retirement at age 62. Retirement will not result in accelerated vesting. A portion of the total value of the unvested equity awards resulting from accelerated vesting upon death or disability on December 31, 2012 would have vested without accelerating on January 2, 2013, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 23, 2010 to each of the named executive officers. That portion of the value is: Mr. Cannon, $1,367,313; Mr. Mambu, $415,907; Mr. Arvidsson, $302,712; Mr. Lee, $362,544; and Mr. Dunn, $302,712.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change-in-control. This plan will provide certain enhanced benefits to our executive officers in addition to those provided under our general severance plan for all of our non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target MIP incentive compensation;

•	pro rata payment of MIP incentive compensation at target amount through termination date provided performance targets are achieved;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•	accelerated vesting of unvested options and restricted stock unit grants at the discretion of management.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination was effective as of December 31, 2012, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time.

Executive Benefits and Payments for

Involuntary Termination Occurring on December 31, 2012

	Compensation($)		Benefits and Perquisites($)
Name	Severance Payment	Pro-Rated Target Annual Non-Equity Incentive	Medical and Dental Benefits (1)	Financial Planning and Tax Preparation Assistance	Outplacement Services	Total($)
Charles H. Cannon, Jr.	1,811,367	703,099	11,672	19,800	50,000	2,595,938
Ronald D. Mambu	771,633	241,698	11,672	15,000	50,000	1,090,003
Torbjörn Arvidsson	818,398	225,459	-	3,326	50,000	1,097,183
John Lee	697,122	195,077	16,680	16,400	50,000	975,279
Kenneth C. Dunn	650,396	181,251	16,772	20,000	50,000	918,419

(1)	Assumes no change in current premium cost paid by the company and such named executive for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2012, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into “double-trigger” executive severance agreements with each of our named executive officers pursuant to which, in the event of both a qualifying change-in-control and any of (1) an involuntary termination of employment for reasons other than cause, disability or death within 24 months after the change in control, (2) a voluntary termination of employment for good reason within 24 months after the change in control or (3) our breach of any material provision of the underlying agreement, each of our named executive officers will be entitled to receive such executive’s accrued salary and vacation, certain expense reimbursements and certain other severance benefits described in the executive severance agreements. The severance benefits include a multiple of two times their annual base salary (three times for Mr. Cannon) and the same multiple of the executive’s annual target non-equity incentive compensation. An example, based on a December 31, 2012 termination date, of the severance benefits that would become due are set forth in the table below.

The cash portion of the severance benefits will generally be required to be paid in a single lump sum payment no later than 30 days after the date of termination, subject to certain delayed payment exceptions that may apply under certain circumstances pursuant to requirements imposed by Section 409A of the Internal Revenue Code.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements provided the executive’s employment does not violate any non-compete obligation under the executive severance agreement.

Our named executive officers who receive severance benefits under executive severance agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Made Upon Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefits.”

As described above, a qualifying change in control is required as one of the two triggers resulting in payment of severance benefits. A qualifying change in control is defined in the executive severance agreements to include:

•	any person or group becomes the owner of more than 50% of the fair market value or voting power of our stock,

•

either (i) any person or group acquires ownership of more than 30% of the voting power of our stock in any twelve-month period or (ii) a change in the majority of our Board of Directors during any twelve-month period (excluding changes endorsed by a majority of the members of our Board of Directors prior to such change), except in each case to the extent that at such time there is another person or group that owns a majority of our stock, and

•

any person or group acquires more than 40% of the fair market value of our assets during any twelve-month period, except to the extent the assets are transferred to (i) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by our company, (iii) a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock or (iv) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A named executive officer’s voluntary termination will be considered to be for good reason for purposes of the executive severance agreements if, without the executive’s express written consent, there is any (1) material reduction or alteration in the executive’s duties or any assignment that is materially inconsistent with such executive’s duties, (2) meaningful change in the executive’s work location, (3) material reduction in the executive’s base salary, (4) material reduction in the executive’s level of participation in our compensation, benefit or retirement plans, policies, practices or arrangements or (5) failure of the successor in a change in control to assume our obligations under the executive severance agreement.

If payments of any amount to a named executive office under an executive severance agreement would be subject to an excise tax under the Internal Revenue Code, the amount of payments generally will be reduced to the maximum amount that may be paid without triggering an excise tax payment. No such reduction will be made, however, if the net after-tax benefit that a named executive officer would otherwise receive in the absence of such a reduction would exceed the net after-tax benefit the executive would receive after making such a reduction.

The amounts shown in the table below are calculated using the assumption that payments described above were triggered as of December 31, 2012, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid to our named executive officers in the event of such a qualifying termination under the executive severance agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time.

Executive Benefits and Payments for

Change-in-Control Termination Occurring on December 31, 2012

	Compensation ($)					Benefits and Perquisites($)
Name	Base Salary Multiple (1)	Annual Cash Incentive Target Multiple	Pro- Rated Annual Cash Incentive Target	Long-Term Incentive Compensation - Performance Shares (2)(3)	Long-Term Incentive Compensation - Restricted Stock Units (2)	Value of Additional Years of Vesting Service for Non- qualified Pension Plan (4)	Medical and Dental, Life Insurance, and Disability Benefits (5)	Out- placement Services	Excise Tax Cutback	Total($)
Charles H. Cannon, Jr.	2,229,375	2,109,297	703,099	2,998,794	1,388,868	-	14,007	50,000		9,493,440

Ronald D. Mambu	748,250	483,396	241,698	907,549	420,545	-	14,007	50,000		2,865,445

Torbjörn Arvidsson	844,798	450,918	225,459	605,797	290,931	-	-	50,000		2,467,903

John Lee	719,610	390,155	195,077	782,751	360,660	33,110	20,016	50,000		2,551,379

Kenneth C. Dunn	671,376	362,502	181,251	646,721	303,352	32,434	20,127	50,000		2,267,763

(1)	The base salary multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2012.
(2)	A portion of the total value of the long term incentive compensation shown above resulting from accelerated vesting upon a change-in-control taking place on December 31, 2012 would have vested without accelerating on January 2, 2013, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 23, 2010 for each of the named executive officers. That portion of the value is: Mr. Cannon, $1,367,313; Mr. Mambu, $415,907; Mr. Arvidsson, $302,712; Mr. Lee, $362,544; and Mr. Dunn, $302,712.
(3)	Reflects the value of performance-based restricted stock units at actual achieved levels described in the “Outstanding Equity Awards at Fiscal-Year End Table.”
(4)	The amount representing the value of additional years of vesting service for our Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2012, reduced by our Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2012 plus the additional years of vesting service granted under the change-in-control agreement to each officer. Mr. Arvidsson is not eligible to participate in the Non-Qualified Pension Plan. Messrs. Dunn and Lee were not vested in their Non-Qualified Pension Plan benefits as of December 31, 2012. However, if there is a change in control, they will each become vested in their Non-Qualified Pension Plan benefit pursuant to the terms of their executive severance agreements.
(5)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The preceding report has been furnished by the following members of the Audit Committee:

James E. Goodwin, Chairman

C. Maury Devine

Alan D. Feldman

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2012.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers, our directors and our employees generally, may be found on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Deputy General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2014 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2014 Annual Meeting. To be included in the proxy statement and form of proxy for the 2014 Annual Meeting, stockholder proposals must be received not later than December 2, 2013, at our principal executive offices at John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Deputy General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2014 Annual Meeting, we must receive notice at our principal executive offices no later than February 15, 2014. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Deputy General Counsel and Secretary at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

Expenses Relating to the Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by our company. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to aid in the solicitation. For these and other related advisory services, we will pay Morrow & Company, LLC a fee of $5,000 and reimburse it for certain out of pocket costs. In addition, our officers, directors and employees may solicit proxies by telephone or in person without additional compensation for those activities. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and our transfer agent and its affiliates for reasonable out-of-pocket expenses in forwarding such materials to beneficial owners and obtaining the proxies of such owners.

James L. Marvin

Deputy General Counsel and Secretary

John Bean Technologies Corporation 70 West Madison Street Suite 4400 Chicago, Illinois 60602	Notice of Annual Meeting of Stockholders May 16, 2013 and Proxy Statement
John Bean Technologies Corporation

Admission Ticket

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2013.
Vote by Internet
• Go to www.envisionreports.com/JBT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Edward (Ted) L. Doheny II	☐	☐	02 - Alan D. Feldman	☐	☐	03 - James E. Goodwin	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote on compensation of named executive officers.	☐	☐	☐	3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

      01M6IA

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

John Bean Technologies Corporation Stockholders

May 16, 2013, 9:30 AM Central Time

Kirkland & Ellis LLP

300 North LaSalle Street, 7th Floor, Chicago, Illinois 60654

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — John Bean Technologies Corporation

Notice of 2013 Annual Meeting of Stockholders

Kirkland & Ellis LLP

300 North LaSalle Street, 7th Floor, Chicago, Illinois 60654

Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2013

Charles H. Cannon, Jr., Ronald D. Mambu, Kenneth C. Dunn and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 16, 2013 or at any postponement or adjournment thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing in the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting of Stockholders.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

(Items to be voted appear on reverse side.)